Exhibit 99.1

First National Bancshares Inc. Announces Dividend

    BRADENTON, Fla.--(BUSINESS WIRE)--May 21, 2004--The Board of Directors of First National Bancshares Inc.(Nasdaq:FBMT), a locally owned bank holding company with $300 million dollars in assets, announced a three for two stock split. The stock split will be paid on June 30, 2004 for shareholders of record as of June 1, 2004.
    1st National Bank & Trust is a subsidiary of First National Bancshares. The bank has five retail offices in Manatee County and a Loan Production Office in Sarasota. In addition, the Bank also provides Trust, Investments, and Financial Planning services in Bradenton, Venice, and Leesburg, FL.
    First National Bancshares is located in Bradenton, Florida. More information can be obtained through the bank's web site at www.firstnbt.com or online through the stock symbol FBMT.

    CONTACT: 1st National Bank & Trust, Bradenton
             Investor Relations
             Angie O'Reilly, 941/746-4964 Ext. 400